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                     August 10, 2020

       Christopher C. Schreiber
       Executive Chairman of the Board
       Akers Biosciences, Inc.
       201 Grove Road
       Thorofare, New Jersey 08086

                                                        Re: Akers Biosciences,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed July 29, 2020
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            As Amended July 23,
2020
                                                            File No. 001-36268

       Dear Mr. Schreiber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Rick Werner, Esq.